UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 31, 2009

Federal National Mortgage Association
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-50231	52-0883107
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3900 Wisconsin Avenue, NW, Washington, District of Columbia		20016
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202-752-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Draw Under Senior Preferred Stock Purchase Agreement

As previously disclosed in Fannie Mae's (formally, the Federal National Mortgage Association) Annual Report on Form 10-K for the year ended December 31, 2008, Fannie Mae's net worth (defined as the amount by which our total assets exceed our total liabilities, as reflected on our consolidated balance sheet prepared in accordance with generally accepted accounting principles) had a deficit of $15.2 billion as of December 31, 2008. The Director of the Federal Housing Finance Agency submitted a request on February 25, 2009 to the U.S. Department of the Treasury ("Treasury") for $15.2 billion on our behalf under the terms of the Senior Preferred Stock Purchase Agreement between Fannie Mae and Treasury in order to eliminate our net worth deficit as of December 31, 2008. In response to this request, Treasury provided $15.2 billion to us on March 31, 2009. As a result of this draw, the aggregate liquidation preference of the senior preferred stock has increased from $1.0 billion to $16.2 billion.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal National Mortgage Association

April 1, 2009	By:	Herbert M. Allison, Jr.

Name: Herbert M. Allison, Jr.
Title: President and Chief Executive Officer